DECHERT PRICE & RHOADS
1775 EYE STREET, N.W.
WASHINGTON, D.C. 20006

December 22, 1998

Emerging Markets Growth Fund, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA  90025

Dear Sirs:

We have acted as counsel to Emerging Markets Growth Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund") and registered with the Securities and Exchange Commission (the "Commission") as a management investment company under the Investment Company Act of 1940, as amended (File No. 811-4692), in connection with the proposed registration of additional shares of common stock by the Fund (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act") pursuant to the Fund's registration statement, including amendments thereto, on Form N-2 (the "Registration Statement") to be filed by the Fund with the Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, we are of the opinion that the Shares of the Fund being registered under the 1933 Act in the Registration Statement have been duly and validly authorized and, when issued and paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable Shares of the Fund.

We hereby consent to the filing of this opinion with and as part of the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert Price & Rhoads